Exhibit 99.1

PRESS RELEASE

For Immediate Release

iMetrik M2M Enables Web Control Over Any Device

Control and monitoring of any device, machinery, or appliance now made possible from anywhere to anywhere in the world, using any computer or smart phone, “Big Brother is now Working for You!”

Montreal, February 23, 2011, iMetrik M2M Solutions Inc. (OTCBB:IMEK) Michel St-Pierre President and CEO on the launch of iMetrik M2M Solutions Inc.

“A few days ago, we announced the signing of a Master Agreement with iMetrik Global Inc. for the exclusive worldwide use of their comprehensive platform for the Machine-to-Machine (M2M) market. We also acquired the right to use the reputable name “iMetrik”, which is branded on over 300,000 devices within the automotive sector to control, monitor and track vehicles, using the web.

We'd like to now take the time to clarify for our shareholders what the impact of this agreement means for the Machine-to-Machine market and the Company itself.

What is different about the iMetrik offering and why does it constitute a breakthrough?

First, iMetrik does not sell components but offers a total solution. Let me explain with an example. You’re a Heating Ventilation Air Conditioning  (HVAC) vendor or service organization and want to control all aspects of the units you sell and service.  Ideally, you want to know in real time of any problem that would arise, the nature of the error and what part of your installation is at fault, so the service person knows ahead of time where to look and what parts and tools to bring along with him.

Everybody wins. The customer does not suffer an interruption of service, you keep your customer happy and save a bunch of money by intervening early, the maker of the equipment gets to know what part of his system is weak and cures the fault.

What’s the alternative

To design such a system as iMetrik’s, you would have to source and integrate a number of components and services; sensors, wireless gateways and web servers. Then you would have to make arrangements with a wireless network carrier and build a web application so you could be alerted of the emergency on your computer or smart-phone.

iMetrik M2M provides the end-to-end solution, the complete DNA: Device, Network and Application. We can apply this DNA to any application where remote monitoring and control is needed. At present, we are preparing to serve a number of markets for different applications, from building management, sump pump monitoring, digital screen service, security applications, to street lighting systems control and more.

What are our expectations for growth?

The prospective customers we are presently working with are part of multi-billion dollar markets and early talks with these organizations make us confident that our penetration will be nothing short of spectacular. This assessment is based on facts and research surveys of those markets done by our prospective customers in order to prove the acceptance of the technology and approval of the business model we offer. In a later newsletter, we will go over the basis of the value proposition for our customers and the sources of revenue for iMetrik underlining the recurrent income derived.”

Michel St-Pierre, President and CEO

Mission Statement

iMetrik M2M is a global solution provider of wireless services designed to control and manage the access and use of virtually any asset from “anywhere-to-anywhere” in the world. This is the world of Machine-to-Machine or M2M, the Internet of Things. The iMetrik M2M Platform moves information and commands from the source directly to the desktop, helping develop new service offerings, enabling real-time control over assets and open up new markets.

Forward Looking Statements

The matters discussed herein, as well as in future oral and written statements by management of iMetrik M2M Solutions Inc. are forward-looking statements, and are based on current management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Contact:

IR: Nada Guirguis

Tel: +1.-514-904-2333
Mobile :+1-514-402-2538
Email: nada@imetrikm2m.com

740 W. Notre-Dame Ste 1555
Montreal, Qc Canada, H3C3X6
Phone: +1-514-904-2333